Exhibit 99.1

PRESS RELEASE

02/08/13

Carlisle Companies Reports $0.74 Earnings Per Share from Continuing Operations for the Fourth Quarter; Earnings Per Share Includes Charges of $0.08 for Pension and Business Development

Reports Record Income From Continuing Operations for the Full Year 2012 of $267.3 Million on Record Full Year Sales of $3.63 Billion

CHARLOTTE, NORTH CAROLINA, February 8, 2013 - Carlisle Companies Incorporated (NYSE:CSL) reported net sales from continuing operations of $845.3 million for the quarter ended December 31, 2012, a 7.1% increase from $789.6 million in the fourth quarter 2011.  Organic sales growth was 3.6%.  Acquisitions in the Interconnect Technologies and Construction Materials segments contributed 3.7% to sales in the fourth quarter.  The negative impact on net sales from fluctuations in foreign exchange was less than 1%.

Income from continuing operations in the fourth quarter 2012 rose 22% to $48.2 million, or $0.74 per diluted share, compared with $39.5 million, or $0.63 per diluted share, in the fourth quarter 2011. Income in the fourth quarter 2012 was positively impacted by organic sales growth, savings from the Carlisle Operating System and operational improvements, particularly at Transportation Products.  Negatively impacting fourth quarter 2012 results were $5.3 million, or $0.08 per diluted share, of after-tax charges for pension settlement and business development expense incurred at Corporate. Our effective tax rate of 32.0% in the fourth quarter of 2012 compared to a rate of 16.0% in the prior year quarter, which had been favorably impacted by tax benefits from excess foreign tax credits resulting from restructuring.

For the full year 2012, Carlisle reported record net sales from continuing operations of $3.63 billion, a 12.6% increase from net sales of $3.22 billion for the prior year.  Organic sales growth of 8.0% reflected strong selling price execution at Construction Materials, Transportation Products and FoodService Products as well as increased sales volume led by Interconnect Technologies and Construction Materials.  Sales from acquisitions contributed $158.9 million, or a 4.9% increase to net sales over the same prior year period.

Carlisle also reported record income from continuing operations for the year ended December 31, 2012 of $267.3 million, or $4.18 per diluted share, a 47% increase over income of $181.9 million, or $2.88 per diluted share, for the year ended December 31, 2011.  Income for the full year 2012 was positively impacted by strong selling price realization, higher sales volume, savings from the Carlisle Operating System, operational improvements at Transportation Products and contribution from acquisitions.  Negatively impacting 2012 results were after-tax charges for pension settlement and business development of $5.6 million for the full year, or $0.09 per diluted share.

Comment

David A. Roberts, Chairman, President and CEO, said, “2012 was an excellent year for Carlisle.  We achieved record results for sales, EBIT (earnings before interest and taxes), income from continuing operations and cash flow from operations. Our EBIT margin for the year improved by 320 basis points to 11.7%, representing significant progress towards our long-term goal of achieving 15% operating margins.

“Carlisle Construction Materials (CCM) had a record year during 2012, with full year sales of $1.70 billion and EBIT of $273.4 million, increases over 2011 of 14% and 54%, respectively.  CCM’s EBIT margin improved 410 basis points to 16.1% on strong selling price execution and solid operational performance throughout the year.  CCM successfully integrated its acquisitions of PDT in Germany and Hertalan in The Netherlands and is now the leading supplier in the growing EPDM (rubber) single-ply roofing market in Europe.

“Carlisle Interconnect Technologies (CIT) also had a record year in 2012 with sales of $463.1 million, and EBIT of $69.1 million, increases over 2011 of 55% and 65%, respectively. The strong performance was driven by the successful integration of the Tri-Star acquisition and 23% organic sales growth.  CIT completed its record year with the acquisition of Thermax and Raydex (collectively “Thermax”) in December 2012 for $266 million.  The Thermax acquisition strengthens CIT’s product and service capabilities in the aerospace market and adds presence in higher margin industrial applications.

“Carlisle Transportation Products (CTP) achieved significant margin and operating improvements during 2012.  CTP’s EBIT improved almost 500% from $9.1 million in 2011 to $52.4 million in 2012 through continued execution of its performance improvement plan and solid selling price realization.    With the relocation of its Chinese belt production back to the United States in late 2012, CTP’s restructuring is now complete. The belt consolidation is expected to provide further earnings improvement in 2013.

“Despite a 5% sales decline, Carlisle Brake & Friction (CBF) impressively improved its EBIT margin by 50 basis points to 16.8%.  Sales in CBF’s markets declined significantly during the second half of the year as its global OEM customers adjusted their inventory levels.  We expect continued softness in this segment through the first half of 2013 with some recovery later in the year.

“Carlisle FoodService Products (CFS) continued to execute on its improvement plan by completing restructuring activities to close two of its distribution centers and relocate all of its Chinese manufacturing back to the United States. Savings from these restructuring activities are expected to result in higher margins in 2013.

“We also generated record cash flow from operations of $486 million in 2012, a result of our continued focus on earnings growth and working capital management allowing us to fund investments in our businesses of $140 million and the acquisitions of Hertalan (CCM) and Thermax (CIT).

“In November 2012, we opportunistically issued $350 million of 10-year senior notes at a coupon rate of 3.75% and completed the year with a debt-to-capital ratio of 30%.  We enter 2013 with

$600 million of borrowing availability on our credit facility and $112.5 million of cash on hand, leaving us well positioned to pursue future growth opportunities to move us closer to our long-term goals of $5 billion in revenue, 30% global sales, 15% operating margin, 15% ROIC and 15% working capital as a percent of sales.”

Roberts concluded by stating, “As noted earlier, 2012 was a year of setting records and positioning for future sales and earnings growth.  Despite continued economic uncertainty, we expect further growth in sales and earnings in 2013 through our focus on our long-term strategy.  For 2013, we are planning for sales growth, including acquisitions, to total in the mid-to-high single digit percent range.  We expect continued margin improvement from plant restructuring activities, organic sales growth and savings from the Carlisle Operating System.  We remain positive about our outlook in 2013 and our continued progress towards our long-term goals.”

Segment Results for Fourth Quarter 2012

Carlisle Construction Materials (CCM):  Net sales in the fourth quarter 2012 increased 9.7% to $415.2 million, reflecting organic growth of 7.8% and acquisition growth of 2.2%.  The acquisition of Hertalan added $8.5 million to net sales during the fourth quarter of 2012.  Organic growth of 7.8% primarily reflected higher sales volumes from increased roofing membrane demand along with strong sales of insulation products.  Overall EBIT margin at CCM rose 400 basis points to 16.0% in the fourth quarter primarily due to higher sales volume, higher selling price and operational expense savings.

Carlisle Transportation Products (CTP):  Net sales in the fourth quarter 2012 increased by 4.9% to $161.7 million, primarily reflecting higher sales volume. Sales in the high-speed trailer and power transmission belt markets grew by 21% and 14%, respectively.  Sales in the outdoor power equipment and agriculture/construction markets were relatively level to the prior year period.  EBIT margin improved significantly from negative 2.5% in the prior year period to positive 2.9% in the current quarter due to savings from plant restructuring activities, savings from the Carlisle Operating System and higher sales volume.  EBIT in the fourth quarter of 2012 included $1.0 million of restructuring costs for the relocation of transmission belt manufacturing from Buji, China to Springfield, MO and Fort Scott, KS.

Carlisle Brake & Friction (CBF): Net sales in the fourth quarter 2012 decreased 25% to $87.7 million, due primarily to lower volumes as OEM’s reduced orders to adjust inventory levels.  Sales for CBF’s off-highway braking applications to the construction, mining and agriculture markets declined by 41%, 19%, and 8%, respectively.  CBF’s EBIT margin during the fourth quarter decreased 320 basis points to 10.1%, primarily due to lower sales volumes, partially offset by cost reduction measures and lower raw material costs.

Carlisle Interconnect Technologies (CIT): Net sales in the fourth quarter 2012 grew 42% to $122.7 million on organic sales growth of 18% and acquisition growth of 24%.  CIT’s sales to the commercial aerospace market increased by 24%. This increase was partially offset by lower sales in the military and test and measurement markets of 1% and 19%, respectively. The acquisition of Tri-Star in December 2011 and Thermax in December 2012 contributed $20.6 million to net sales during the fourth quarter 2012.  CIT’s margin improvement of 130 basis points to 13.3% reflected leverage on higher sales volume. Included in EBIT in the fourth quarter 2012 was $1.4 million in charges for acquisition costs and expense recognized in the period for fair valuation of acquired inventory for the Thermax acquisition.  By comparison, EBIT in the fourth quarter 2011 included $2.1 million in acquisition related expense.

Carlisle FoodService Products (CFS): Net sales in the fourth quarter  2012 increased by 6.8% to $58.0 million, primarily reflecting higher selling prices and lower customer rebates compared to the prior year period.  CFS incurred restructuring charges of $0.9 million during the fourth quarter to consolidate distribution and manufacturing operations to Oklahoma City, OK.  By comparison, CFS’ EBIT during the fourth quarter 2011 included $1.6 million in severance costs.  CFS’ EBIT margin during the fourth quarter 2012 increased to 4.0%, inclusive of restructuring costs, from a loss of 3.9% in the same prior year period on higher selling price, lower rebate allowances and lower operating expense.

Corporate Expense

The increase in corporate expense for the fourth quarter 2012 to $21.3 million from $12.7 million in the prior year period included $5.6 million in non-cash charges related to the settlement of pension obligations.  During the quarter, the Company offered certain former employees who participate in the Company’s core pension plan the option to receive a one-time lump sum payment equal to the present value of the participant’s pension benefit.  A total of $15 million in lump sum distributions were paid out under this offer, which ended during the fourth quarter of 2012.  Also included in corporate expense for the fourth quarter 2012 were $2.9 million in expenses related to acquisition pursuits and business development activity.

Cash Flow

Cash flow provided from operations of $485.9 million for the year ended December 31, 2012 rose 154% on higher net income of $89.9 million and a $196.5 million improvement in the amount of cash provided from working capital as compared to cash used for working capital in 2011.

Free cash flow for 2012 (defined as cash provided by operating activities less capital expenditures) increased by $233.9 million, or 210%, compared to 2011. Capital expenditures for 2012 increased 76% to $140.4 million compared to last year and included significant projects to construct new manufacturing facilities at CCM and expand facilities at CIT and CBF.  During the year, the Company utilized $314 million for the acquisitions of Hertalan and Thermax.

During 2012, the Company repaid $357 million in short-term borrowings.  In November 2012, the Company issued $350 million in 3.75% senior notes due 2022.  As of December 31, 2012, the Company had $600 million of borrowing availability under its credit facility.

Conference Call and Webcast

The Company will discuss fourth quarter 2012 results on a conference call at 8:00 a.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website (http://www.carlisle.com/investor-relations/events-and-webcasts/default.aspx), or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors.  More detailed information about these factors is contained in the Company’s filing with the Securities and Exchange Commission.  The Company undertakes no duty to update forward-looking statements.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a global diversified company that designs, manufactures and markets a wide range of products that serve a broad range of niche markets including commercial roofing, energy, agriculture, lawn and garden, mining and construction equipment, aerospace and electronics, dining and food delivery, and healthcare. Through our group of decentralized operating companies led by entrepreneurial management teams we bring innovative product solutions to solve the challenges our customers face. Our employees worldwide, who generated $3.6 billion in net sales in 2012, are focused on continuously improving the value of the Carlisle brand by developing the best products, ensuring the highest quality and providing unequaled customer service in the many industries we serve. Learn more about Carlisle at www.carlisle.com.

CONTACT:	Steven J. Ford
Vice President & Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100

www.carlisle.com

Carlisle Companies Incorporated

Consolidated Statements of Earnings

			Twelve Months Ended
	Quarter Ended December 31,		December 31,
(Dollars in millions, except per share amounts)	2012	2011	2012	2011

Net sales	$845.3	$789.6	$3,629.4	$3,224.5

Cost and expenses:
Cost of goods sold	640.1	630.8	2,731.7	2,547.4
Selling and administrative expenses	113.1	98.8	427.7	376.6
Research and development expenses	8.6	7.3	33.0	28.7
Other (income) expense, net	6.3	—	12.7	(3.3)

Earnings before interest and income taxes	77.2	52.7	424.3	275.1

Interest expense, net	6.3	5.7	25.5	21.2
Earnings before income taxes from continuing operations	70.9	47.0	398.8	253.9

Income tax expense	22.7	7.5	131.5	72.0
Income from continuing operations	48.2	39.5	267.3	181.9

Discontinued operations
Income (loss) from discontinued operations	(0.5)	(1.2)	2.9	(2.5)
Income tax (benefit) expense	(0.2)	(0.3)	—	(0.9)
Income (loss) from discontinued operations	(0.3)	(0.9)	2.9	(1.6)
	$47.9	$38.6	$270.2	$180.3

Basic earnings (loss) per share attributable to common shares
Income from continuing operations	$0.76	$0.64	$4.25	$2.93
Income (loss) from discontinued operations	(0.01)	(0.02)	0.05	(0.02)
Basic Earnings per share	$0.75	$0.62	$4.30	$2.91

Diluted earnings (loss) per share attributable to common shares
Income from continuing operations	$0.74	$0.63	$4.18	$2.88
Income (loss) from discontinued operations	—	(0.02)	0.04	(0.02)
Diluted earnings per share	$0.74	$0.61	$4.22	$2.86

Average shares outstanding - in thousands
Basic	63,001	61,632	62,513	61,457
Diluted	64,227	62,682	63,610	62,495

Dividends declared and paid	$12.9	$11.2	$48.0	$43.5
Dividends declared and paid per share	$0.20	$0.18	$0.76	$0.70

(1) Numerator for basic and diluted EPS calculated based on “two-class” method of computing earnings per share:

Income from continuing operations	$47.8	$39.3	$265.8	$180.2
Net income	$47.5	$38.2	$268.6	$178.6

Carlisle Companies Incorporated

Segment Information

	Quarter Ended		Increase		Twelve Months Ended		Increase
(In millions,	December 31,		(Decrease)		December 31,		(Decrease)
except percentages)	2012	2011	Amount	Percent	2012	2011	Amount	Percent
Net Sales
Carlisle Construction Materials	$415.2	$378.5	$36.7	9.7%	$1,695.8	$1,484.0	$211.8	14.3%
Carlisle Transportation Products	161.7	154.1	7.6	4.9%	778.2	732.1	46.1	6.3%
Carlisle Brake & Friction	87.7	116.2	(28.5)	-24.5%	449.0	473.0	(24.0)	-5.1%
Carlisle Interconnect Technologies	122.7	86.5	36.2	41.8%	463.1	299.6	163.5	54.6%
Carlisle FoodService Products	58.0	54.3	3.7	6.8%	243.3	235.8	7.5	3.2%
	$845.3	$789.6	$55.7	7.1%	$3,629.4	$3,224.5	$404.9	12.6%

Earnings Before Interest and Income Taxes
Carlisle Construction Materials	$66.3	$45.5	$20.8	46%	$273.4	$177.9	$95.5	54%
Carlisle Transportation Products	4.7	(3.8)	8.5	224%	52.4	9.1	43.3	476%
Carlisle Brake & Friction	8.9	15.4	(6.5)	-42%	75.6	77.2	(1.6)	-2%
Carlisle Interconnect Technologies	16.3	10.4	5.9	57%	69.1	41.9	27.2	65%
Carlisle FoodService Products	2.3	(2.1)	4.4	210%	12.3	13.2	(0.9)	-7%
Corporate	(21.3)	(12.7)	(8.6)	-68%	(58.5)	(44.2)	(14.3)	-32%
Total	$77.2	$52.7	$24.5	46%	$424.3	$275.1	$149.2	54%

EBIT Margins
Carlisle Construction Materials	16.0%	12.0%			16.1%	12.0%
Carlisle Transportation Products	2.9%	-2.5%			6.7%	1.2%
Carlisle Brake & Friction	10.1%	13.3%			16.8%	16.3%
Carlisle Interconnect Technologies	13.3%	12.0%			14.9%	14.0%
Carlisle FoodService Products	4.0%	-3.9%			5.1%	5.6%
Corporate	-2.5%	-1.6%			-1.6%	-1.5%
Total	9.1%	6.7%			11.7%	8.5%

Carlisle Companies Incorporated

Consolidated Balance Sheets

	December 31,	December 31,
(Dollars in millions, except share amounts)	2012	2011

Assets
Current assets:
Cash and cash equivalents	$112.5	$74.7
Receivables, less allowance of $6.0 in 2012 and $6.4 in 2011	482.7	486.4
Inventories	538.0	539.0
Deferred income taxes	43.1	51.3
Prepaid expenses and other current assets	29.0	60.1
Current assets held for sale	—	2.6
Total current assets	1,205.3	1,214.1

Property, plant and equipment, net of accumulated depreciation
	637.1	560.3

Other assets:
Goodwill, net	958.8	845.2
Other intangible assets, net	617.5	479.2
Other long-term assets	38.6	19.0
Non-current assets held for sale	—	20.1
Total other assets	1,614.9	1,363.5

TOTAL ASSETS	$3,457.3	$3,137.9

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term debt, including current maturities	$—	$158.1
Accounts payable	259.7	260.8
Accrued expenses	193.3	161.7
Deferred revenue	17.6	16.3
Total current liabilities	470.6	596.9

Long-term liabilities:
Long-term debt	752.5	604.3
Deferred revenue	135.4	129.7
Other long-term liabilities	310.7	306.9
Total long-term liabilities	1,198.6	1,040.9

Shareholders’ equity:
Preferred stock, $1 par value per share. Authorized and unissued 5,000,000 shares	—	—
Common stock, $1 par value per share. Authorized 100,000,000 shares; 78,661,248 shares issued; 63,127,299 outstanding in 2012 and 61,664,813 outstanding in 2011	78.7	78.7
Additional paid-in capital	171.4	120.2
Deferred compensation equity	0.6	—
Cost of shares of treasury - 15,249,714 shares in 2012 and 16,467,760 shares in 2011	(215.4)	(219.9)
Accumulated other comprehensive loss	(35.5)	(45.0)
Retained earnings	1,788.3	1,566.1
Total shareholders’ equity	1,788.1	1,500.1

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,457.3	$3,137.9

Carlisle Companies Incorporated

Consolidated Statements of Cash Flows

	For the Years ended December 31,
(Dollars in millions)	2012	2011

Operating activities
Net income	$270.2	$180.3
Reconciliation of net income to cash flows from operating activities:
Depreciation	74.6	68.1
Amortization	30.3	19.9
Non-cash compensation, net of tax benefit	8.5	12.5
Non-cash pension settlement	5.6	—
Gain on sale of businesses	(3.7)	—
(Gain) loss on sale of property and equiment, net	2.1	1.8
Impairment of assets	6.4	—
Deferred taxes	(13.8)	1.8
Foreign exchange (gain) loss	0.1	(2.1)
Changes in assets and liabilities, excluding effects of acquisitions and divestitures:
Receivables	21.0	(71.4)
Inventories	26.5	(75.8)
Prepaid expenses and other assets	48.8	7.3
Accounts payable	(15.7)	50.9
Accrued expenses and deferred revenues	14.9	(11.0)
Long-term liabilities	9.9	8.9
Other operating activities	0.2	—
Net cash provided by operating activities	485.9	191.2

Investing activities
Capital expenditures	(140.4)	(79.6)
Acquisitions, net of cash	(314.3)	(392.9)
Proceeds from sale of property and equipment	—	3.5
Proceeds from sale of businesses	25.8	5.3
Proceeds from hedging activities	0.4	—
Other investing activities	—	0.2
Net cash used in investing activities	(428.5)	(463.5)

Financing activities
Net change in short-term borrowings and revolving credit lines	(357.4)	346.9
Proceeds from long-term debt	348.9	—
Debt issuance costs	(2.9)	(1.8)
Redemption of Hawk bonds	—	(59.0)
Dividends	(48.0)	(43.5)
Stock options and treasury shares, net	38.8	13.8
Net cash provided by (used in) financing activities	(20.6)	256.4

Effect of exchange rate changes on cash	1.0	1.2
Change in cash and cash equivalents	37.8	(14.7)
Cash and cash equivalents
Beginning of period	74.7	89.4
End of period	$112.5	$74.7